UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015

BWX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Main Street, 4th Floor Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (980) 365-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2015, we named Rex D. Geveden as Chief Operating Officer of BWX Technologies, Inc. (the “Company”), effective October 26, 2015.

Mr. Geveden is 54 years of age. He joins the Company from Teledyne Technologies Incorporated (“Teledyne”), a provider of electronic subsystems and instrumentation for aerospace, defense and other uses. Mr. Geveden most recently served as Executive Vice President of Teledyne, where he led two of Teledyne’s four operating segments since 2013, and concurrently served as President of Teledyne DALSA, Inc., a Teledyne subsidiary, since 2014. Mr. Geveden also served as President and Chief Executive Officer of Teledyne Scientific and Imaging, LLC (2011 to 2013) and President of both Teledyne Brown Engineering, Inc. and Teledyne’s Engineered Systems Segment (2007 to 2011).

Mr. Geveden is a former Associate Administrator of The National Aeronautics and Space Administration (“NASA”), where he was responsible for all technical operations within the agency’s $16 billion portfolio, and served in various other positions with NASA in a career spanning 17 years. There are no family relationships between Mr. Geveden and any of the Company’s directors or executive officers. Additionally, there are no arrangements or understandings between Mr. Geveden and any other person pursuant to which he was appointed to his position, nor does he have an interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Operating Officer, the Company has provided compensation arrangements for Mr. Geveden consisting of the following material terms:

1) an annual base salary of $525,000;

2) an initial equity award under the Company’s long-term incentive plan scheduled to be granted in the first quarter of 2016 with a target value of $1,145,000, with the specific type and mix of equity to be determined by the Compensation Committee of our Board of Directors (but consistent with the 2016 awards for the Company’s other executive officers);

3) a 2015 annual incentive plan target opportunity of 80% of his base salary;

4) a one-time long-term incentive equity award of $550,000 as partial replacement of forfeited long-term incentive awards in his former position, composed of restricted stock units which vest ratably over a three-year period based on the anniversary of the grant date;

5) a one-time cash sign-on bonus of $425,000 as reimbursement for forfeited cash in his former position, payable 50% in February 2016 and 50% in February 2017, with each such payment subject to 100% reimbursement by Mr. Geveden if he voluntarily leaves the Company on or prior to the first anniversary of each payment, and 50% if he voluntarily leaves the Company after the second anniversary of each payment;

6) participation in the Company’s executive perquisites programs; and

7) relocation assistance for his move to the Company’s headquarters in Lynchburg, Virginia, including temporary living and travel assistance, in accordance with the Company’s relocation policy, and reimbursement of no more than $200,000 (which will be tax assisted) for costs he is required to repay to his former employer for a previous relocation.

In addition, Mr. Geveden will be offered the opportunity to enter into a Change In Control Agreement (the “CIC Agreement”). The CIC Agreement provides severance benefits in the event Mr. Geveden’s employment with the Company is terminated within two years following a “change in control” (as defined in the CIC Agreement), either by the Company for any reason other than death, “cause” or “disability” (each as defined in the CIC Agreement) or by the employee for “good reason” (as defined in the CIC Agreement). The severance benefits would include, subject to the execution by Mr. Geveden of a release of claims against the Company and certain affiliated persons and entities:

1) payment, in cash, of an amount equal to 200% of the sum of his salary plus target bonus under the annual incentive plan;

2) accelerated vesting of all unvested stock and option awards;

3) accelerated vesting in Supplemental Executive Retirement Plan benefit; and

4) payment, in cash, of a lump-sum equal to 300% of the full annual cost of coverage for medical, dental and vision benefits provided to Mr. Geveden and covered dependents.

The CIC Agreement does not provide any gross-up or tax assistance on the severance benefits. Instead, the CIC Agreement contains a “modified cutback” provision, which would act to reduce the benefits payable to Mr. Geveden to the extent necessary so that no “golden parachute excise tax” would be imposed on the benefits paid, but only if doing so would result in Mr. Geveden retaining a larger after-tax amount.

The CIC Agreement also contains restrictions on Mr. Geveden’s ability to compete with the Company, or solicit the Company’s employees, for two years following his termination.

The foregoing summary of the CIC Agreement is qualified in its entirety to the text of the form of CIC Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Change In Control Agreement between Rex D. Geveden and BWX Technologies, Inc.

99.1	Press Release dated October 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ Jason S. Kerr
Jason S. Kerr
Vice President and Chief Accounting Officer

Date: October 7, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Form of Change In Control Agreement between Rex D. Geveden and BWX Technologies, Inc.

99.1	Press Release dated October 7, 2015